KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND AND
ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS – May 15, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of twenty five cents per share on its common stock, payable on June 20, 2008 to stockholders of record at the close of business on June 10, 2008.

Kronos Worldwide also announced that its stockholders had re-elected each of its seven directors for terms of one year at the annual stockholder meeting held today.  Kronos Worldwide’s directors are:  Cecil H. Moore, Jr., Keith R. Coogan, George E. Poston, Glenn R. Simmons, Harold C. Simmons, R. Gerald Turner and Steven L. Watson.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

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